                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.   20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)



                            FIRST BUSEY CORPORATION
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         (Title of Class of Securities)


                                   319383105
                                 (CUSIP number)




Check the following box if a fee is being paid with this statement. [ ]
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))





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CUSIP No. 319383105                     13G


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                LINDA M. MILLS
                ###-##-####

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)[  ]
                                                                        (b)[  ]

3.      SEC USE ONLY


4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                UNITED STATES


5.      SOLE VOTING POWER
                385,000(1)


6.      SHARED VOTING POWER
                0


7.      SOLE DISPOSITIVE POWER
                385,000(1)


8.      SHARED DISPOSITIVE POWER
                0


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                385,000(1)


10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                8.48%


12.     TYPE OF REPORTING PERSON*

                IN




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ITEM 1(a)       NAME OF ISSUER:
                FIRST BUSEY CORPORATION
ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                P. O. BOX 123
                URBANA, ILLINOIS   61801


ITEM 2(a)       NAME OF PERSON FILING:
                LINDA M. MILLS


ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 2123 SEATON COURT
                CHAMPAIGN, ILLINOIS   61821


ITEM 2(c)       CITIZENSHIP:
                UNITED STATES


ITEM 2(d)       TITLE AND CLASS OF SECURITIES
                CLASS A COMMON STOCK


ITEM 2(e)       CUSIP NUMBER:
                319383105


ITEM 3          STATEMENT FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b):
                NOT APPLICABLE


ITEM 4          OWNERSHIP:

                (a)     AMOUNT BENEFICIALLY OWNED:
                        385,000


                (b)     PERCENT OF CLASS:
                        8.48%


                (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


                        (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                385,000(1)


                        (ii)    SHARES POWER TO VOTE OR TO DIRECT THE VOTE:
                                0


                        (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                385,000(1)


                        (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                0


ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                NOT APPLICABLE


ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON:
                NOT APPLICABLE




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ITEM 7          IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:
                NOT APPLICABLE


ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                NOT APPLICABLE


ITEM 9          NOTICE OF DISSOLUTION OF A GROUP:
                NOT APPLICABLE


ITEM 10         CERTIFICATION:
                NOT APPLICABLE



        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


2/12/96                                 /s/ Linda M. Mills
--------------------------              --------------------------------------
Date                                    Signature


FOOTNOTE:


        (1) Does not include 375,000 shares of Class B Common Stock and 116,372 shares of Class A Common Stock which are owned by Douglas C. Mills, Chairman of the Board of First Busey Corporation and the husband of Mrs. Mills, in which she disclaims any beneficial interest. Douglas C. Mills files separate Section 13 and Section 16 reports reflecting the ownership of these securities.





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